Exhibit 99.1

Mullen Reaches Definitive Agreement to Acquire Additional 21% of Bollinger Motors, Bringing Its Total Ownership to 95% and Eliminates Significant Debt

Transaction increases shareholder equity by approximately $3.5M

As part of agreement, Mullen extinguishes significant debt, gains additional 21% ownership and regains full control of Bollinger Motors

Bollinger to continue operating as a majority owned Mullen subsidiary; Mullen will continue to provide full financial backing on sales, service, and warranty of vehicles

Bollinger to ramp up sales activity immediately while consolidating and streamlining operations

BREA, Calif., June 2, 2025 -- via IBN -- Mullen Automotive Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an electric vehicle (“EV”) manufacturer, announces today that the Company has successfully acquired an additional 21% of Bollinger Motors, Inc. (“Bollinger”) bringing its total ownership to 95%. This strategic transaction increases shareholder equity by approximately $3.5 million and reinforces Mullen’s long-term vision for Bollinger and its dedication to current and future customers.

Mullen resolved recent claims and debt that had led to a court-ordered receivership for Bollinger. The court in that action has entered an order discharging and removing the receiver, as well as dismissing the case with prejudice, ensuring Bollinger’s continued operations under Mullen’s complete ownership and strategic direction. Bollinger will continue to operate as an independent majority subsidiary, maintaining its own brand identity and focus. All existing and future Bollinger customers can expect business as usual, with full backing and comprehensive coverage on sales, service, and warranty for their Bollinger vehicles.

“This is an important moment for both Mullen Automotive and Bollinger Motors,” said David Michery, CEO and chairman of Mullen Automotive and Bollinger Motors. “Our investment in acquiring the vast majority of remaining shares and resolving certain significant outstanding debt demonstrates our belief in and continued commitment to Bollinger’s vehicle lineup and future.”

The Bollinger B4 Chassis Cab is an all-new, all-electric Class 4 commercial truck designed from the ground up with extensive fleet and upfitter input. Bollinger’s unique Quad-Bend chassis design protects the 158-kWh battery pack and components to offer unparalleled capability, maneuverability, and safety in the commercial market. The vehicle has a 185-mile range, 46-foot turning radius and a payload of 7,325 pounds, making it ideal for a variety of urban operations.

Bollinger will continue to focus on the development and production of the B4 platform, leveraging Mullen’s resources and expertise to accelerate its progress. The integration of Bollinger’s capabilities into Mullen’s broader EV ecosystem is expected to create significant synergies, driving innovation and market expansion.

About Bollinger Motors

Founded in 2015, Bollinger Motors, Inc. is a U.S.-based company headquartered in Oak Park, Michigan. Bollinger is producing and selling its all-electric commercial Class 4 chassis cab truck. In September of 2022, Bollinger became a majority-owned company of Mullen Automotive, Inc. (NASDAQ: MULN).

Learn more at www.BollingerMotors.com.

About Mullen

Mullen Automotive Inc. (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of commercial electric vehicles (“EVs”) with two United States-based vehicle plants located in Tunica, Mississippi, (120,000 square feet) and Mishawaka, Indiana (650,000 square feet). In August 2023, Mullen began commercial vehicle production in Tunica. As of January 2024, both the Mullen ONE, a Class 1 EV cargo van, and Mullen THREE, a Class 3 EV cab chassis truck, are California Air Resource Board (“CARB”) and EPA certified and available for sale in the U.S. The Company’s commercial dealer network consists of seven dealers, which includes Papé Kenworth, Pritchard EV, National Auto Fleet Group, Ziegler Truck Group, Range Truck Group, Eco Auto, and Randy Marion Auto Group, providing sales and service coverage in key West Coast, Midwest, Pacific Northwest, New England, and Mid-Atlantic markets.

In September 2022, Bollinger Motors, Inc. became a majority-owned EV truck company of Mullen. Bollinger has passed numerous milestones, including its B4, Class 4 electric truck production launch on Sept. 16, 2024, and the development of a world-class dealer and service network with over 50 locations across the United States.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to the outcome of sales initiatives, whether the Bollinger B4 will prove successful; how long state and federal electric vehicle incentive programs will continue to apply; the ability of Bollinger Motors’ B4 Class trucks to qualify for such incentive programs; and the impact of incentive programs on the resultant price of the Bollinger B4 Class trucks. Additional examples of such risks and uncertainties include but are not limited to: (i) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Mullen’s ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (iii) Mullen’s ability to successfully expand in existing markets and enter new markets; (iv) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Mullen’s business; (viii) changes in government licensing and regulation that may adversely affect Mullen’s business; (ix) the risk that changes in consumer behavior could adversely affect Mullen’s business; (x) Mullen’s ability to protect its intellectual property; and (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications:

IBN
Austin, TX
www.InvestorBrandNetwork.com
512.354.7000 Office
Editor@InvestorBrandNetwork.com